Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Improved Second Quarter and Year-to-Date Results

 August 8, 2012, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported year-to-date earnings of $1.1 million  or $0.71 diluted earnings per share compared to $681,000 or $0.44 diluted earnings per share a year earlier.  Earnings for the quarter were $509,000 or $0.33 diluted earnings per share compared to $477,000 or $0.31 diluted earnings per share a year earlier.  The major contributors to the Bank’s year-to-date performance were a $751,000 decrease in the provision for loan losses, a 41% improvement over last year, and a $442,000 increase in the gain on the sale of mortgage loans over the first six months of last year. Net interest income for the six months decreased $294,000 or 4.40% compared to the same period in 2011 primarily because of slower loan growth.

Randolph F. Williams, president and CEO stated, “In addition to the strong earnings growth, we are especially pleased with the improvement in our problem loans.  At quarter-end, non-performing assets totaled $11.1 million or 3.02% of total assets, compared to $13.8 million or 3.79%, at the end of 2011.  Over 54% of those non-performing loans are either paying as agreed or are under 90 days past due.  The allowance for loan losses stands at 1.81% of total loans.”
Williams continued, “As a community bank we shy away from the derivatives, options and futures that many of the mega banks utilize.  We generate a return for shareholders the old fashioned way…collecting deposits and making loans locally.  Almost all of our loans are to people in Indiana, most right here in Tippecanoe County.  At the end of June, our loan-to-deposit ratio was 94.9% and our 30-day past due rate was at a nine and one-half year low.   Lending locally just makes good sense.”
The Bank continues to maintain a strong capital base with a capital-to-asset ratio at June 30, 2012 over 10%, at 10.18% and a risk-based capital ratio of 14.95%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.  Once the new capital requirements mandated under the Dodd-Frank Act become known, we will be better able to set our longer term capital targets.
The closing market price of LSB stock on August 7, 2012 was $18.60 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended June 30, 2012 (Unaudited)	Year ended December 31, 2011

Cash and due from banks	$25,847	$18,552
Interest bearing deposits	3,866	3,156
Interest bearing time deposits	747	0
Securities available-for-sale	23,785	13,845
Loans held for sale	2,302	3,120
Net portfolio loans	294,061	302,510
Allowance for loan losses	5,268	5,331
Premises and equipment, net	6,082	6,146
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank owned life insurance	6,514	6,434
Other assets	6,128	7,342
Total assets	367,249	364,290

Deposits	309,997	308,433
Advances from Federal Home Loan Bank	18,000	18,000
Other liabilities	1,869	1,683
Total liabilities	329,866	328,116

Shareholders’ equity	37,383	36,174
Book value per share	$24.03	$23.26
Equity / assets	10.18%	9.93%
Total shares outstanding	1,555,972	1,555,222

Asset quality data:
Total non-accruing loans	$10,317	$12,059
Non-accruing loans 90 or more days past due	4,741	6,764
Non-accruing loans less than 90 days past due	5,576	5,295

Other real estate / assets owned	787	1,746
Total non-performing assets	11,104	13,805
Non-performing loans / total loans	3.54%	3.95%
Non-performing assets / total assets	3.02%	3.79%
Allowance for loan losses / non-performing loans	51.06%	44.21%
Allowance for loan losses / non-performing assets	47.44%	38.62%
Allowance for loan losses / total loans	1.81%	1.74%
Loans charged off (quarter-to-date and year-to-date, respectively)	$1,217	$5,440
Recoveries on loans previously charged off	54	67

	Three months ended June 30, (Unaudited)		Six months ended June 30,
	2012	2011	2012	2011
Selected operating data:
Total interest income	$3,950	$4,358	$8,145	$8,834
Total interest expense	851	1,046	1,762	2,157
Net interest income	3,099	3,312	6,383	6,677
Provision for loan losses	500	675	1,100	1,851
Net interest income after provision for loan losses	2,599	2,637	5,283	4,826
Non-interest income:
Deposit account service charges	321	319	646	611
Gain on sale of mortgage loans	425	226	832	390
Net gain on sale of securities	0	2	0	2
Net (loss) on sale of real estate owned	(56)	(311)	(139)	(336)
Other non-interest income	185	278	445	538
Total non-interest income	875	514	1,784	1,205
Non-interest expense:
Salaries and benefits	1,496	1,372	3,015	2,782
Occupancy and equipment, net	283	268	601	596
Computer service	152	147	300	289
Advertising	89	57	177	115
Other	663	566	1,251	1,218

Total non-interest expense	2,683	2,410	5,344	5,000
Income before income taxes	791	741	1,723	1,031
Income tax expense	282	264	619	350
Net income	509	477	1,104	681
Other comprehensive income (loss)	73	34	54	56
Comprehensive income	582	511	1,158	737

Weighted average number of diluted shares	1,556,696	1,556,146	1,555,646	1,556,625
Diluted earnings per share	$0.33	$0.31	$0.71	$0.44

Return on average equity	5.39%	5.27%	5.99%	3.78%
Return on average assets	0.54%	0.53%	0.60%	0.35%
Average earning assets	$325,751	$333,808	$322,368	$336,854
Net interest margin	3.81%	3.97%	3.96%	3.96%
Efficiency ratio	77.21%	76.48%	75.62%	82.90%